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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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                            (AMENDED)  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires: September 30, 1998
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
   BCC Acquisition I LLC                            quiring Statement      Medarex, Inc.
   c/o Bay City Capital LLC                         (Month/Day/Year)       Nasdaq Trading Symbol: MEDX
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)           (08/04/98)      5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS or Social Se-       Director        XX 10% Owner          (Month/Day/Year)
                                                    curity Number of    ----               ----                     (06/19/98)
750 Battery Street, Suite 600                       Reporting Person        Officer (give      Other (specify ----------------------
-------------------------------------------------   (Voluntary)              title below)       below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                                                                   Line)
                                                                           ---------------------------            Form filed by One
                                                                                                               XX Reporting Person
                                                                                                              ----
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
   San Francisco, California  94111                                                                           ----
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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Common Stock                                         3,721,877                          D
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Reminder: Report on a separate line for each class of securities owned directly or indirectly.                                (Over)
* If the form is filed by more than one reporting person, (see) Instruction 5(b)(v).                                 SEC 1473 (7-96)

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FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities     4. Conver-     5. Owner-       6. Nature of
   (Instr. 4)                         cisable and    Underlying Derivative Security        sion or        ship            Indirect
                                      Expiration     (Instr. 4)                            Exercise       Form of         Beneficial
                                      Date                                                 Price of       Deriv-          Ownership
                                     (Month/Day/                                           Deri-          ative           (Instr. 5)
                                      Year)                                                vative         Security:
                                   --------------------------------------------------      Security       Direct
                                                                             Amount                       (D) or
                                    Date     Expir-                          or                           Indirect (I)
                                    Exer-    ation           Title           Number                       (Instr. 5)
                                    cisable  Date                            of
                                                                             Shares
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   Warrant                       (08/04/98)  (08/04/05)    Common Stock       454,796   $10.00 per share    D
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Explanation of Responses:

ON JUNE 19, 1998, THE REPORTING PERSON FILED ON FORM 3 INDICATING THAT THE REPORTING PERSON HAD ENTERED INTO A RIGHTS EXCHANGE
AGREEMENT PURSUANT TO WHICH IT MIGHT ACQUIRE UP TO 6,579,629 SHARES OF THE ISSUER'S COMMON STOCK AND WARRANTS TO ACQUIRE UP TO
804,000 MORE SUCH SHARES. THE TRANSACTIONS CONTEMPLATED BY THE RIGHTS EXCHANGE AGREEMENT CLOSED ON AUGUST 4, 1998, AT WHICH TIME
THE REPORTING PERSON ACQUIRED THE COMMON STOCK AND WARRANTS REPORTED HEREIN. THE REPORTING PERSON HAS NO RIGHT TO ACQUIRE ANY
ADDITIONAL SECURITIES OF THE ISSUER UNDER THE RIGHTS EXCHANGE AGREEMENT, THOUGH SUCH AGREEMENT IMPOSES NO LIMITATION ON FUTURE
ACQUISITIONS OR DISPOSITIONS OF SUCH SHARES BY THE REPORTING PERSON.

                                                                             /s/ Fred B. Craves, Manager         August 12, 1998
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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